Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 24, 2021 by and between Jasper Therapeutics, Inc., a Delaware corporation (the “Corporation”), and William Lis (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Corporation desires that the Executive be employed by the Corporation to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B. The Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. Employment and Duties.

1.1 Employment. The Corporation does hereby hire, engage and employ the Executive on an at-will basis, subject to the terms and conditions expressly set forth in this Agreement, including, but not limited to, Sections 5 and 6 of this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment on the terms and conditions expressly set forth in this Agreement.

1.2 Duties. The Executive shall serve the Corporation as its Executive Chairman and Chief Executive Officer and shall perform and have the responsibilities, duties, status and authority customary for a position in an organization of the size and nature of the Corporation, subject to the corporate policies of the Corporation as in effect from time to time (including, without limitation, the Corporation’s business conduct and ethics policies, as they may be amended from time to time). In this position, the Executive shall report to the Corporation’s Board of Directors (the “Board”) and shall render such administrative, financial, and other executive and managerial services to the Corporation and its affiliates as the Board may from time to time direct.

1.3 No Other Employment; Time Commitment. For so long as the Executive is employed with the Corporation, the Executive shall both (i) devote the Executive’s full business time, energy and skill to the performance of the Executive’s duties for the Corporation and (ii) hold no other employment. Notwithstanding the foregoing, the Executive may serve on managing or advisory boards of non-profit entities and up to three (3) managing or advisory boards of for-profit companies, so long as such service does not interfere with the Executive’s duties to, or otherwise create a conflict of interest with respect to, the Corporation. The Board shall have the right to require the Executive to resign from any board or similar body on which the Executive may then serve if the Board determines that such activity interferes with the effective discharge of the Executive’s duties and responsibilities to the Corporation or that any business related to such service is then in competition with any business of the Corporation or any of its affiliates, successors or assigns.

1.4 No Breach of Contract. The Executive hereby represents to the Corporation: (i) that the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out the Executive’s duties hereunder; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity which would prevent, or be violated by, the Executive (x) entering into this Agreement or (y) carrying out the Executive’s duties hereunder.

1.5 Location. The Executive’s principal place of employment initially shall be the offices of the Corporation’s headquarters, currently located in Northern California. The Executive acknowledges that business travel may be required from time to time in the course of performing the Executive’s duties for the Corporation.

2. Term. The Executive’s employment under this Agreement shall commence on the date of this Agreement, which such date of commencement of employment will be hereinafter referred to as the “Effective Date.” The period from the Effective Date until the termination of the Executive’s employment under this Agreement is hereinafter referred to as “the term of this Agreement” or “the term hereof.” Until the occurrence of the Effective Date, this Agreement shall be null and void and without force or effect.

3. Compensation.

3.1 Base Salary. During the term hereof, the Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. As of the Effective Date, the Executive’s Base Salary shall be at an annualized rate of $530,000. During the term hereof, the Corporation may review and adjust the Executive’s rate of Base Salary from time to time.

3.2 Incentive Bonus. During the term hereof, in addition to the Base Salary, the Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”) for each fiscal year with a target amount of 50% of Base Salary. The actual amount of any Incentive Bonus earned by the Executive each year shall be determined in good faith by the Compensation Committee of the Board (the “Compensation Committee”) in its reasonable discretion, based on the achievement of performance objectives established for that particular fiscal year by the Board or the Compensation Committee. The Incentive Bonus earned for each fiscal year (if any) shall be paid as soon as practicable following the Board’s certification of financial results for the applicable calendar year, subject to the Executive’s continued employment by the Corporation or its affiliates through the applicable payment date.

3.3 Equity Compensation. The Corporation acknowledges that certain August 10, 2021 letter agreement by and between the Executive and Jasper Corporation, a wholly-owned subsidiary of the Corporation (the “Letter Agreement”), which such Letter Agreement is hereby incorporated herein by this reference. The Corporation hereby agrees to assume the obligations of Jasper Corporation pursuant to the Letter Agreement.

4. Benefits.

4.1 Retirement, Welfare and Fringe Benefits. During the term hereof, the Executive shall be eligible to participate in all employee retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Corporation to the Corporation’s executive employees generally, in accordance with the terms of such plans and as such plans or programs may be in effect from time to time.

4.2 Reimbursement of Expenses. During the term hereof, the Executive shall be authorized to incur reasonable expenses to facilitate performance of his duties under this Agreement. The Executive shall be eligible for reimbursement of such expenses, subject to the Corporation’s expense reimbursement policies and the discretion of the Board.

4.3 Vacation and Other Leave. During the term hereof, the Executive shall accrue paid time off and other leave in accordance with the applicable policies of the Corporation.

4.4 Indemnification. The Executive shall be provided indemnification, and coverage under the Corporation’s D&O liability insurance policies, to the same extent as other executive officers of the Corporation.

5. Termination of Employment.

5.1 Generally. The Executive’s employment by the Corporation, and the term hereof, may be terminated at any time (i) by the Corporation with or without Cause (as defined in Section 5.4), (ii) by the Corporation in the event that the Executive has incurred a Disability (as defined in Section 5.4), (iii) by the Executive for any reason, or (iv) due to the Executive’s death.

5.2 Notice of Termination. Any termination of the Executive’s employment under this Agreement (other than because of the Executive’s death) shall be communicated by written notice of termination from the terminating party to the other party, which termination shall be effective (i) no less than thirty (30) days following delivery of such notice in the event of a termination by the Executive for any reason or (ii) immediately in the event of a termination by the Corporation. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.3 Benefits Upon Termination.

(a) Upon any termination of the Executive’s employment with the Corporation (the date of termination, the “Severance Date”), the Corporation shall pay to the Executive (or the Executive’s estate, if applicable) (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; (ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date; and (iii) any other amounts required under applicable law. The treatment (including, without limitation, the cancellation or vesting thereof and/or the entitlement of the Executive thereto) of any outstanding equity awards then held by the Executive as of the Severance Date shall be subject to the applicable terms of the Equity Plan and the applicable award agreements.

(b) In addition to amounts payable under the immediately preceding clause (a), in the event of certain terminations the Executive shall be eligible for payments and benefits under the Corporation’s Employee Severance Plan for Vice Presidents and Executive Committee Members (as may be amended or restated from time to time, the “Severance Plan”), subject to the Executive meeting the eligibility criteria set forth in the Severance Plan.

5.4 Certain Defined Terms. In the event of a conflicting definition between this Agreement and any other agreement between the Corporation and the Executive, the definitions of Cause and Good Reason contained in this Agreement shall govern unless such other agreement states otherwise by specifically making reference to this Agreement.

(a) As used herein, “Cause” shall have the meaning ascribed to such term in the Severance Plan.

(b) As used herein, “Disability” shall mean a disability that qualifies the Executive for benefits under the Corporation’s long-term disability plan.

(c) As used herein, “Good Reason” shall have the meaning ascribed to such term in the Severance Plan.

5.5 Resignation from Directorships and Officerships. The termination of the Executive’s employment with the Corporation for any reason shall be treated as the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Corporation and any of its respective affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Corporation or any of its affiliates, in each case unless otherwise determined by the Board or one of its committees. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance. Furthermore, the Executive agrees to execute any documents evidencing such resignations that the Corporation reasonably requests.

6. Non-Disparagement. The Executive agrees that at no time during employment with the Corporation or thereafter shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Corporation, any Corporation affiliate, or any of their respective directors, officers, representatives, agents or employees. Notwithstanding anything in this Section to the contrary, in no event shall any party be prohibited from providing truthful testimony in connection with a legal proceeding or governmental investigation. In addition, nothing in this Agreement shall prohibit the Executive from reporting a suspected violation of law to the appropriate governmental agency or authority.

7. Defense of Claims. The Executive agrees that, during the term hereof and following the termination of the Executive’s employment, upon request from the Corporation, the Executive will cooperate with the Corporation in the defense of any claims or actions that may be made by or against the Corporation that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Corporation in such claim or action. The Corporation agrees that it shall reimburse the reasonable out of pocket costs and attorney fees the Executive actually incurs in connection with the Executive providing such assistance or cooperation to the Corporation, in accordance with the Corporation’s standard policies and procedures as in effect from time to time, provided that the Executive shall have obtained prior written approval from the Corporation for any travel or legal fees and expenses incurred by the Executive in connection with the Executive’s obligations under this Section 7. In addition, if the Executive no longer is providing services to the Corporation, the Corporation shall reimburse the Executive for time spent providing such assistance at an hourly rate equal to the Executive’s most recent annual Base Salary divided by 2080, rounded down to the nearest whole dollar.

8. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Corporation, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Corporation may make to aid the Corporation in meeting its obligations hereunder. Any payments provided under this Agreement shall be treated as amounts owed to an unsecured creditor of the Corporation.

9. Withholding. Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or other amounts as may be required to be withheld pursuant to any applicable law or regulation.

10. Assignment; Binding Effect.

(a) By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b) By the Corporation. This Agreement and all of the Corporation’s rights and obligations hereunder shall not be assignable by the Corporation except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Corporation’s assets. Notwithstanding the foregoing, or any contrary provision herein, concurrently with the occurrence of the Effective Date, references to the Corporation herein shall mean the entity formerly known as Amplitude Healthcare Acquisition Corporation which, as of the Effective Date, has changed its name to Jasper Therapeutics, Inc.

(c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Corporation and the Executive’s heirs and the personal representatives of the Executive’s estate.

11. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

12. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

13. Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California applicable to contracts executed solely in California and to be performed entirely within that State.

14. Survival of Certain Provisions. Sections 5, 6, 7, 8, 9, 13, 14, 16, 17, 18, 19 and 20 shall survive any termination or expiration of this Agreement.

15. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the date hereof, this Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to be of no force or effect, and the parties to any such other negotiations, commitments, agreements or writings shall have no further rights or obligations thereunder. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. For the avoidance of doubt, this Agreement does not supersede or replace the Severance Plan or the Side Letter and shall be interpreted to be consistent with the Severance Plan and the Side Letter.

16. Modifications, Waivers. This Agreement may not be amended, modified or changed (in whole or in part), except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

17. Arbitration. The Executive and the Corporation agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or the Executive’s employment by the Corporation or any termination thereof, will be settled by arbitration to be held at a location in San Francisco, California in accordance with then applicable rules of the American Arbitration Association specifically designed for the resolution of employment disputes. The Executive acknowledges that a copy of such rules in effect as of the date hereof has been provided to the Executive. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Corporation shall pay the costs associated with arbitration (arbitration fee and location fee, if any); provided, however, that each party shall bear its own legal fees and expenses. Notwithstanding the foregoing, the arbitrator shall be permitted to award costs associated with arbitration in the event the arbitrator determines a claim is frivolous.

18. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including in electronic formats) and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, (iii) sent to an email address of record, or (iv) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

if to the Corporation:

Jasper Therapeutics, Inc.

2200 Bridge Parkway Suite #102

Redwood City, CA 94065
Attention: Chief Financial Officer

if to the Executive, to the address (or e-mail address) most recently on file in the personnel records of the Corporation.

19. Code Section 409A.

(a) This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. Each payment provided hereunder, whether part of a severance benefit or otherwise, is intended to be a separate payment for purposes of Section 409A of the Code, including Treasury Regulation 1.409A-2(b)(2).

(b) Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder or under any other plan or agreement of the Corporation or any Corporation affiliate covering Executive, provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i) If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s Separation from Service (within the meaning of Section 409A of the Code) (the “Separation Date”), then no payment of non-qualified deferred compensation (within the meaning of Section 409A of the Code) otherwise to be made as a result of the Executive’s Separation from Service shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of such six-month period.

(ii) Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

20. “Blue-Pencil”. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstances, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed, to the extent allowed by the laws of such jurisdiction, to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

22. Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. This Agreement has resulted from negotiations and discussions between the parties and no one party shall be treated as drafting this Agreement for purposes of interpreting any provision hereof.

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IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the date set forth above.

“CORPORATION”
By:	/s/ Anna French, Ph.D.
Name:	Anna French, Ph.D.
Title:	Director; Chairperson of the Compensation Committee of the Board of Directors

“EXECUTIVE”

/s/ William Lis
/s/ William Lis